EXHIBIT 2.6

CONFIDENTIAL                                                   September 2, 1999
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                                LETTER OF INTENT

                            Stock Purchase Agreement
                          NEOCOM Microspecialists, Inc.


I.       ACQUIRING ENTITY

                    Sitestar Corporation (the "Buyer" "Sitestar"), incorporated in the State of Nevada, will purchase (the "Purchase") all the outstanding shares of NEOCOM Microspecialists, Inc., a Virginia corporation (the "Company" "NEOCOM"); its principal owners being Mr. Tom Albanese, Mr. Joe Albanese and Mr. Fred Herring (the "Principal Shareholders"). The Company is represented by Optimum Strategic Finance (OSF) through Mr. Roger Morrison. (the "Intermediary").

II.      STRUCTURE AND CONSIDERATION

                    Buyer will purchase 100% of the total outstanding stock of the Company. The aggregate consideration for the transaction will be $6.918 million paid as follows:

                    A. $5.995 million in common stock in Sitestar at $3.50 per share.

                    B. Conversion of $123,000 of NEOCOM debt to Sitestar common stock at $3.50 per share.

                    C.   The retirement of $800,000 in NEOCOM debt.

III.     PURCHASE CONSIDERATION

                    Purchase consideration is based on the Company's aggregate net worth and general financial performance at closing being not less than as reflected on data provided to the Buyer during negotiations. Should the aggregate net worth and/or the general financial performance at the closing differ, the purchase price shall be subject to adjustment accordingly. Assets of the Company are to include all balance sheet items and other assets presently utilized in the business and any and all equipment, machines or material that do not appear on the balance sheet, such as the business name and licenses, but are used in the business. A definitive list of assets shall be compiled and agreed upon by Buyer and the Company. The additional terms and conditions of the purchase consideration will be addressed in the definitive agreement.

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CONFIDENTIAL                                                   September 2, 1999

IV.      PAYMENT STRUCTURE

                    Buyer will deliver to the Shareholders stock certificates equal to the purchase price at the closing and the execution of a definitive agreement.

V.       COVENANTS

                    A. Sitestar shares will list on the NASD Bulletin Board within sixty (60) days of the execution of this agreement with an opening price of $3.50 per share.

                    B. For a period of thirty (30) days from the consummation of this transaction, Buyer will compensate Seller in additional shares in Sitestar should Sitestar stock fall below $1.75 per share for a consecutive ten (10) day period. Said compensation will be designed to make Seller whole in original purchase price.

                    C. Buyer will initiate an SB-2 fundraising effort within thirty (30) days from the listing of Sitestar. Barring unforeseen delays by the Securities and Exchange Commission (SEC), the SB-2 fundraising effort will be completed within 120 days from the close of this transaction.

                    D. Buyer will raise a minimum of $2 million during the prescribed fundraising effort.

                    E. Commensurate with the Buyer's Virginia-area ISP consolidation strategy, Buyer will commit a minimum of $500,000 in capital resources to said strategy. The Buyer intends for Seller to serve as foundation for said strategy and, as such, will commit a minimum of $200,000 directly to Company to facilitate growth.

                    F. At the close of the transaction, Seller will personally assume all debt currently charged to NEOCOM. Cash flow from NEOCOM operations will continue to service said debt during the Buyer's fundraising efforts. Buyer will issue free trading shares during SB-2 fundraising effort to be utilized to retire said debt and eliminate Seller's personal guarantees. Buyer intends to retire said debt within (120) days from the close of the transaction.

                    G. Buyer agrees to assume any tax consequences faced by Seller in accordance with the retirement of debt described in Section V(F).

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CONFIDENTIAL                                                   September 2, 1999

                    H. Seller's Board of Directors will remain in effect until which time as all contingencies are satisfied or waived by both parties.

                    I. Each party shall be responsible for their own legal and transactional expenses. Buyer will be responsible for the travel expenses of one principal Shareholder to Los Angeles during the due diligence period.

VI.      EMPLOYMENT CONTRACTS

                    A. Principal Shareholders will enter into an employment / management contract with the Buyer for a minimum of twenty four (24) months with further compensation from Buyer, with a reasonable compensation package, the terms and conditions of which will be addressed in the definitive agreement.

                    B. Buyer and Seller have an understanding as to the specific needs of Mr. Herring's employment / management contract. During the due diligence period, Parties will structure an agreement that enables Mr. Herring to receive compensation and benefits for a period of sixty
                         (60) months.

VII.     NON-COMPETE CONTRACTS

                    Principal Shareholders will enter into a non-compete contract with Buyer after the term of the management contract for an additional period of thirty six (36) months the terms and conditions of which will be addressed in the definitive agreement.

VIII.    TIMETABLE FOR CLOSING

                    It is the objective of the Buyer to close the acquisition within thirty (30) days from the execution of this letter. Buyer's obligation to close the acquisition will be subject to (i) the execution of the definitive purchase agreement and related documentation (collectively the "Definitive Agreement") reflecting the terms of the acquisition as set forth herein and containing representations, warranties covenants and agreements of the Seller, satisfactory in form and substance to Buyer; (ii) the receipt of all material consents and approvals necessary for the consummation of the acquisition and the ongoing operation of the business of the Seller; (iii) the absence of any material adverse change in the business, assets, condition (financial or otherwise), or prospects of the Seller.

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CONFIDENTIAL                                                   September 2, 1999

IX.      Conduct of Business

                    From the date of your acceptance hereof, through the closing date, the Seller shall conduct its business only in the ordinary course and consistent with relationships and goodwill existing on the date hereof and promptly notify Buyer of any emergency or other change in the ordinary course of the Seller's business

X.       EXCLUSIVITY

                    For a period of thirty (30) days following the execution of this agreement, the Seller will not directly or indirectly through any officer, employee, stockholder, director, agent, affiliate or otherwise (i) enter into any agreement, agreement in principal or commitment (whether or not legally binding) relating to any business combination with, recapitalization of, or acquisition or purchase of all or a significant portion of the assets of , or a material portion of the equity interest in the Seller or relating to any similar transaction (a "Competing Transaction"), (ii) solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to any Competing Transaction, or (iii) participate in any discussions or negotiations regarding a Competing Transaction. The Seller shall notify the Buyer promptly if any proposal regarding a Competing Transaction (or any inquiry or any contact with any person or entity with respect thereto) is made and shall advise Buyer of the contents thereof. In addition, the Seller will immediately terminate all discussions, negotiations or agreements now pending with other potential participants in a Competing Transaction.

XI.      ACCESS

                    Seller agrees to provide Buyer and its advisors with timely and reasonable access to the Company and all information that any of them reasonably requests.

XII.     CONFIDENTIALITY

                    The purchase price and terms of this agreement and acquisition will be held by the parties in strict confidence and will not be disclosed to anyone other than the agents or representatives and financing sources of the parties who need to know such information in connection with the transaction completed hereby.

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CONFIDENTIAL                                                   September 2, 1999

XIII.    BINDING EFFECT

                    This  letter does not  constitute  a binding  obligation  to
                    effect  the   acquisition,   it  is  understood   that  such
                    obligation shall arise only from the Definitive Agreement.

XIV.     CLOSING

                    A. Subject to completion of final due diligence, accounting review and the completion of legal documentation, the closing date of this transaction will be at a place, and on a date mutually acceptable to Buyer and the Company, and the date at the very latest September 30, 1999.

                    B. Buyer and the Company agree that OSF has represented the Company on this transaction, and that the Company is solely responsible for all fees.


Please evidence your agreement with the foregoing by executing this agreement in the space provided below. We very much look forward to working with you towards the successful completion of this transaction and building a mutually beneficial relationship.


AGREED AND ACCEPTED:

NEOCOM Microspecialists, Inc.                           Sitestar Corporation

/s/ Tom Albanese                                       /s/ Clinton J. Sallee
-------------------------                            ------------------------
By:      Tom Albanese                                By:   Clinton J. Sallee
         President                                         President

/s/ Joe Albanese
-------------------------
By:      Joe Albanese
         Vice President

/s/ Fred Herring
-------------------------
By:      Fred Herring
         Vice President

Date:    August 31, 1999                            Date:    September 2, 1999







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